JOINT FILING AGREEMENT

The undersigned acknowledge and agree that this statement on Schedule 13D, dated October 28, 2015, with respect to the common stock, par value $0.01 per share, of Centrue Financial Corporation is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated:  October 28, 2015

Capital Z Partners Centrue AIV, L.P.

By:	Capital Z Partners III GP, L.P., its General Partner

By:	Capital Z Partners III GP, Ltd., its General Partner

By:	/s/ Craig A. Fisher
Name:	Craig A. Fisher
Title:	General Counsel

Capital Z Partners III GP, L.P.

By:	Capital Z Partners III GP, Ltd., its General Partner

By:	/s/ Craig A. Fisher
Name:	Craig A. Fisher
Title:	General Counsel

Capital Z Partners III GP, Ltd.

By:	/s/ Craig A. Fisher
Name:	Craig A. Fisher
Title:	General Counsel